                                                                     Exhibit 4.6

                                    AGREEMENT


         THIS AGREEMENT made and entered into as of the 24th day of April, 1995, by and among RADVISION LTD., an Israeli company of 8 Hanechoshet Street, Tel Aviv 69710, Israel (the "Company") and Messrs. (1) Zohar Gilon, (2) Avraham Neuman, (3) Yair Tauman and (4) W.S.P. Capital Investments Ltd., an Israeli company, all of them of 2 Yavne Street, Tel Aviv, Israel (all four of them together jointly and severally the "Purchaser") and Yehuda Zisapel and Zohar Zisapel of 8 Hanechoshet Street, Tel Aviv 69710, Israel (jointly and severally, the "Present Shareholders").

                              W I T N E S S E T H :

         WHEREAS, the Company is and will be engaged in the business of developing, manufacturing and marketing of products for video conferencing (the "Field"); and

         WHEREAS, the Company desires to issue and sell, and the Purchaser desires to purchase ordinary shares, par value One New Israeli Shekel (NIS 1.00), of the Company ("Ordinary Shares"),

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and the Purchaser hereby agree as follows:

                                    SECTION 1
                         ISSUANCE AND PURCHASE OF SHARES

         1.1 The Purchaser undertakes to invest in the Company the amount of Two Hundred Nineteen Thousand Seven Hundred and Seventy-Six US Dollars (US$ 219,776) (hereinafter, the "Investment Amount") on the Closing Date as defined in Section 2 hereinbelow. All amounts will be deposited in US dollars or their equivalent in NIS to the Company's account no. 377906 at Bank Hapoalim B.M., Hadar Yosef Branch (610).

         1.2 In consideration for and subject to the execution of the investment, the Company shall issue on the Closing Date one thousand and eighty-eight (1,088) ordinary shares (hereinafter, the "Shares") to the Purchaser. The Company shall not be obligated to issue any shares whatsoever before the full Investment Amount is received by it. The Shares, when issued, will have been validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances.

         The above shares will be issued as follows:

         Zohar Gilon                                  300 shares
         Avraham Neuman                               300 shares
         Yair Tauman                                  300 shares
         W.S.P. Capital Investments Ltd.              188 shares

         1.3 The Investment Amount is part of a total amount of approximately US $4,930,000 (hereinafter, the "Total Investment") intended to be raised by the Company

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from the Purchaser as well as from other investors (hereinafter, the "Other
Purchasers") as set forth in Exhibit 1 attached hereto. In consideration for the Total Investment, the Company will issue 24,453 Ordinary Shares, par value 1.- NIS each. After all said shares have been issued, the ownership of the Company will be as set forth in Exhibit 1.

                                   SECTION 2
                                  CLOSING DATE

         The purchase of the Shares by the Purchaser shall take place on April 25, 1995 (the "Closing"). The date of the Closing is referred to as the "Closing Date" in this Agreement.

                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and the Present Shareholders hereby represent and warrant to the Purchaser the facts hereinafter set forth in this Section 3.

         3.1 CORPORATE POWER. As of the date hereof and as of the Closing, the Company has and will have all requisite corporate power to enter into and to perform this Agreement.

         3.2 SUBSIDIARIES. The Company has a wholly owned U.S. subsidiary, RADVISION Inc. in New Jersey. The Company has no other subsidiaries and does not otherwise own, of record or beneficially, any capital stock or equity interest in any other corporation, association or business entity.

         3.3 ORGANIZATION AND STANDING. The Company is a corporation duly organized and existing under the laws of the State of Israel and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Memorandum of Association and Articles of Association and all amendments to date of the Company are attached hereto as EXHIBITS "3.3A" AND "3.3B."

         3.4 CAPITALIZATION. The Company's authorized capital is sixty thousand (60,000) Ordinary Shares. The Company's issued capital stock immediately prior to the Closing date shall consist of twenty thousand seven hundred thirty-two (20,732) Ordinary Shares, all of which are duly authorized, validly issued and free of any liens or encumbrances. Out of the issued share capital, thirteen thousand eight hundred sixty (13,860) shares are fully paid and six thousand eight hundred seventy-two (6,872) shares are partially paid. All shares are non-assessable, and to the best of the Company's knowledge and belief, are beneficially owned by their holders of record. There are no preemptive, conversion or other rights, options, or agreements granted or issued by, or binding upon, the Company or the shareholders which entitle any person, firm or corporation to purchase or acquire any shares of the Company's capital stock, except as set forth in this Agreement and in particular, in Sections 3.21, 3.22 and 3.23.


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         3.5 AUTHORIZATION. All corporate actions on the part of the Company and its directors and shareholders, required for the authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been, or will be executed, upon signature of this Agreement. This Agreement is and will be valid and binding obligations of the Company, enforceable in accordance with its terms. The execution, delivery and performance by the Company of this Agreement, and compliance therewith, and the consummation of the transactions contemplated by this Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any document to which the Company is or will be a party or by which it is or will be bound, or result in the creation of any mortgage, pledge, lien or encumbrance or charge upon any of the properties or assets of the Company. To the best of the Company's knowledge, no third party's consent is required for the Company to become a party to this Agreement. Immediately after the Closing Date, the Company will inform all governmental authorities that require to be reported of changes in equity, including, but not limited to the Israel Investment Center and the Office of the Chief Scientist of the execution of this Agreement.

         3.6 OUTSTANDING DEBT. Except as set forth in the Schedule of Exceptions attached hereto as EXHIBIT "A" ("Schedule of Exceptions"), the Company has no outstanding indebtedness for borrowed money and is not a guarantor of any debt or obligation of another. There exists no default by the Company under the provisions of any agreement or other instrument evidencing or relating to any indebtedness or obligation.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Schedule of Exceptions, the Company has no material liability of any nature, direct or indirect, absolute or contingent, not adequately reserved against, excluding any liabilities related to damage which may have been caused by its products or are related to sales of said products (unless the Company knows or should have known of such damages or liabilities). The Company has paid, or has made adequate provisions for the payment of, all taxes, interest, penalties, assessments or deficiencies owing by it to any taxing authority.

         3.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 1994, the business of the Company has at all times been conducted in the ordinary course. There has not been any event or condition of any character which has materially adversely affected the Company's business, prospects or plans.

         3.9 CONTRACTS AND CONTRACTUAL ARRANGEMENTS. The Company is a party to several material agreements, all of which are described in the Schedule of Exceptions attached hereto. Each of such agreements is in full force and effect and, to the Company's knowledge, no party thereto is in breach thereof. The Company is of the opinion that it receives services from affiliated companies for fair consideration as described in the Schedule of Exceptions attached hereto. The Company is not obligated to receive services from said affiliated companies.


                                       3
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         3.10 INDEBTEDNESS OF OR TO SHAREHOLDERS, ETC.; CONFLICTS OF INTEREST.

                  (a) Except as set forth in the Schedule of Exceptions, none of the Company's shareholders, directors, officers or employees or any of their affiliates or families is indebted to the Company and the Company has no debt to any of them except for accrued wages for the current period.

                  (b) Except as set forth in the Schedule of Exceptions, to the best of the Company's knowledge, none of the Company's directors, officers, employees or consultants, or their affiliates or families, directly or indirectly, own any material interest in any entity which is a competitor of the Company.

         3.11 LITIGATION; INSOLVENCY PROCEEDINGS. To the best of the Company's knowledge and belief, there are no pending or threatened actions, suits, proceedings or any investigations against or affecting the Company involving the possibility of any judgment or liability which would adversely affect its business.

         3.12 INSURANCE. The Company maintains insurance through RAD-Bynet insurance policies, adequately covering the perils normally insured against by companies similarly situated. All policies of insurance maintained by the Company are attached hereto as EXHIBIT "3.12." To the best of the Company's knowledge, all such policies are in full force and effect.

         3.13 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. Except as set forth in the Schedule of Exceptions, the Company owns, or holds under lease, all real and personal property used by it in its business. All property owned by the Company (all of which is listed on EXHIBIT "3.13" hereto) is so owned free and clear of all mortgages, pledges, liens or charges.

         3.14 LEASES. EXHIBIT "3.14" hereto contains a correct and complete list and description (including the amount of rents) of all leases under which the Company leases property, real or personal.

         3.15 BUSINESS OF THE COMPANY. The Company has no knowledge of (i) the existence of any pending or planned patent, or any statute, rule, law, regulation, standard or codes which would materially adversely affect the condition, financial or otherwise, or the business operations, of the Company; or (ii) the existence of any other factor which would materially adversely affect the financial condition, or the operations, of the Company.

         3.16 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of the terms of its Memorandum or Articles of Incorporation, and it is not in violation of the terms of any judgment, decree, order, statute, rule or regulation to which it is subject.

         3.17 EMPLOYEES. All the key employees of the Company are listed on EXHIBIT "3.17" hereto. To the best of the Company's knowledge, no such employee is in violation of any material term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive


                                       4
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covenant or any other obligation to a former employer relating to the right of any such employee to be employed by the Company. To date, all payments due to the Company's employees have been paid regularly. In addition, the Company made all allowances required by law to cover the amounts due to its employees and/or officers in connection with their employment and/or termination of employment, as reflected in EXHIBIT "3.20A."

         3.18 DISCLOSURE. This Agreement and the Schedule of Exceptions delivered to the Purchaser do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained herein not misleading in the light of the circumstances under which they were made, and such documents represent full disclosure by the Company of the material facts with respect to the business, prospect and plans of the Company. The Company confirms that to the date of this Agreement, the Business Plan dated August, 1994, which was provided to the Purchaser, does not contain any materially untrue information as far as same relates to the Company itself. The other information contained therein may have changed since August, 1994.

         3.19 PRODUCTS AND OWNERSHIP. A description of the products is enclosed as EXHIBIT 3.19. To the best of the knowledge and belief of the Company and as set forth in the Schedule of Exceptions, the Company possesses, or is proceeding with due diligence to obtain, all patents, patent rights, trademarks, trademark names, trade name rights and copyrights the Company believes are necessary to conduct its business as now being conducted and as planned to be conducted (without conflict with, or infringement upon, any valid rights of others), the lack of which could affect the operations or condition, financial or otherwise, of the Company. The Company has no knowledge of any infringement by the Company or claimed infringement upon, or any conflict with, the patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, intellectual property rights or other rights of any person, form or corporation.

         3.20 FINANCIAL STATEMENTS. The audited financial statements of the Company as of December 31, 1994 are attached hereto as EXHIBIT "3.20A" and adequately reflect the financial situation of the Company. The unaudited financial statements of the Company as of February 28, 1995 are attached hereto as Exhibit "3.20b." As of December 31, 1994 to date, the Company did not enter into any material transaction or undertake any material commitment which was not in the normal course of business, and there was no material change for the worse in the Company's position, liabilities and assets.

         3.21 The agreements with the other purchasers will resemble the Agreement with Purchaser.

         3.22 In the event of any contradiction between this Agreement and the Inception Agreement, attached hereto as EXHIBIT "3.22," and the current Memorandum of Association and current Articles of Association, this Agreement shall prevail.

         3.23 On January 1, 1995, a trust in favor of employees of the Company and certain employees of the RAD-Bynet group was created. Said Trust Agreement is attached hereto as EXHIBIT "3.23."


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         3.24 As of the date of this Agreement, the directors of the Company are: Yehuda Zisapel, Zohar Zisapel and Amos Amir.

                                    SECTION 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as follows:

         4.1 LEGAL POWER. As of the date hereof and as of the Closing, the Purchaser has and will have all requisite power to enter into and to perform this Agreement.

         4.2 EXPERIENCE. The Purchaser has sufficient experience and expertise to evaluate the suitability of its investment in the Company to its needs and has the capacity to protect its interests with the purchase of the Shares.

         4.3 INVESTMENT. The Purchaser is acquiring the Shares for investment for its own account.

         4.4 ACCESS TO DATA. The Purchaser hereby represents that it has had the full opportunity to discuss management and financial affairs of the Company with its management and key employees and has had the opportunity to review the business plan and the Company's facilities. The Purchaser has not been denied any information that has been requested, and based on the said information has made a diligent examination of the aspects of the Company's business. The Purchaser has heretofore received all information that the Purchaser has deemed necessary and appropriate to enable the Purchaser to evaluate the financial risk inherent in making an investment in the shares of the Company and the Purchaser has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. The Purchaser is aware that the Company has been in the development stage since its inception in October 1992, that no sales of its products have taken place, and that due to the short operating history of the Company there can be no assurance that the Company will attain profitability. Nothing contained in this Section 4.4 shall derogate from the liability of the Company with respect to the representations and warranties made in Section 3 above.

         4.5 AUTHORIZATION. All corporate or partnership action on the part of the Purchaser, its respective directors, partners and/or shareholders necessary for the authorization, execution, delivery, payment and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein, has been taken.

         4.6 Purchaser has sufficient financial resources to enable it to fulfill its obligations under this Agreement and commits to make its investment in the Company as set forth in Section 1 hereinabove.

                                    SECTION 5
                     CONDITIONS OF THE PURCHASER TO CLOSING

         The obligations of the Purchaser at the Closing, as referred to in
Section 1 hereof, are subject to the fulfillment of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct in all material respects on Closing with the same force and effect as if they had been made immediately prior to the Closing and as of such time except for such changes which result from the obligations of the parties to this Agreement.

         5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to Closing shall have been performed or complied with in all respects.

         5.3 LEGAL INVESTMENT. At the time of the Closing, the purchase and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

         5.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been completed to the satisfaction (as to substance and form) of the Purchaser.

         5.5 PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT. Each of the Company's employees shall have executed and delivered to the Company an Employment Agreement, substantially in the form attached hereto as EXHIBIT "5.5A" or EXHIBIT "5.5B," which agreement contains non-disclosure and non-competition provisions therein.

         5.6 RETENTION OF KEY EMPLOYEES. All the persons listed in EXHIBIT "3.17" shall either be employees of the Company as of the Closing and to the best of the Company's knowledge, have not informed them that they intend to leave the Company, or if an employee has left the Company or intends to leave the Company, the latter has notified the Purchaser of same.

         5.7 OPINION OF COMPANY'S COUNSEL. The Purchaser shall have received from Nehama Sneh, corporate counsel to the Company, a satisfactory opinion in substantially the form attached as EXHIBIT "5.7."

                                    SECTION 6
                        CONDITIONS OF COMPANY TO CLOSING

         The obligations of the Company at the Closing, as referred to in
Section 1 hereof, are subject to the fulfillment of each of the following conditions:


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         6.1 REPRESENTATION. The representations and warranties made by the
Purchaser in Section 4 hereof shall be true and correct when made and shall be true and correct on Closing with the same force and effect as if they had been made immediately prior to the Closing and as of such time.

         6.2 Purchaser has fulfilled any and all of its obligations set forth in
Section 1.1.

                                   SECTION 6A
                               BOARD OF DIRECTORS

         Subsequent to the Closing, the Board of Directors will consist of six
(6) directors, three of whom will be appointed by Zohar Zisapel, Yehuda Zisapel and RAD Data Communications Ltd., the fourth will be Amos Amir in his capacity as Managing Director of the Company, and the fifth and the sixth are entitled to be appointed by The Trust Company of Maritime Bank of Israel ("Maritime") and Clal Venture Capital LP ("Clal"). Lannet Data Communications Ltd. ("Lannet") and Finovelec, will have the right to designate one observer each to the Board of Directors. Upon reasonable notice, Lannet will be permitted to change the status of its observer to that of director, in which event the number of directors will be eight (8), Lannet's observer will become the seventh director and Yehuda Zisapel and Zohar Zisapel will be entitled to appoint another director (the eighth).

                                    SECTION 7
                            COVENANTS OF THE COMPANY

         For as long as the Purchaser's equity interest in the Company will amount to at least five (5%) percent of the outstanding capital securities therein and Purchaser has the right to appoint a director or an observer under
Section 6A hereinabove, except where stated otherwise in this Section 7 and in
Section 8, and without derogating from any rights or obligations conferred upon shareholders, or obligations conferred upon corporations, under applicable law, the Company hereby covenants and agrees as follows. For the purposes of calculating Clal's percentage of ownership set forth above, ECI Telecom Ltd.'s ("ECI") equity interest in the Company at the time will be taken into account and added to that of Clal for as long as Clal is a shareholder of ECI.

         7.1 ADDITIONAL INFORMATION. The Company will permit an employee of the Purchaser to visit upon a mutually convenient time and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and the Auditor.

                  (a) As soon as available after approval by the Board of Directors, the Company will provide Purchaser with a summary of the budget, including projected yearly profit and loss accounts and balance sheet, as contained in its Operating Plan and as approved by its Board of Directors, as well as information about material changes in the budget, all as approved by the Board of Directors.

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                  (b) With reasonable promptness, the Company agrees to provide to Purchaser such information and data with respect to the Company, as the Purchaser may from time to time reasonably request.

                  The foregoing provisions of this Section 7.1 shall not be in limitation of any rights which the Purchaser may have to inspect and copy the books and records of the Company or to inspect its properties or discuss its affairs, finances and accounts, under the laws of the State of Israel.

         7.2 USE OF PROCEEDS. The Company will use the proceeds of the issuance and sale of the Shares mainly to fund its activities and its business subject to any resolutions made by its Board of Directors from time to time.

         7.3 BOARD APPROVAL. Without derogating from the Company's Articles of Association, or any law or practice limiting the authority of the management of the Company, the Company shall ensure that the approval of the Board of Directors of the Company shall be required for the following, (i) designation of all authorized signatories; (ii) approval of the Company's or the subsidiaries' budget and Operating Plan; (iii) selection of legal counsel of the Company; (iv) terms of employment of the Managing Director of the Company; and (v) any and all other matters with regard to which the Board of Directors of the Company resolves that its prior approval shall be required.

         Without derogating from the first sentence of Section 7 hereof, it is further provided that the Purchaser's rights hereunder shall expire upon a public offering of the Company's shares regardless of Purchaser's percentage of ownership at that time.

         7.4 Resolutions of the Board of the Company regarding the following subject matters shall require the consent of five out of six directors. In the event that the Board will consist of 8 directors as per Section 6.2 hereinabove, then the following subject matters will require the consent of 6 out of 8 directors, including consent of two directors out of the following: "Clal" Director, "Maritime" Director, "Lannet" Director:

                  (a) A merger of the Company with any other entity;

                  (b) Acquisition or disposition, including mortgage, of other corporations, real estate, and any material assets out of the ordinary course of the Company's business;

                  (c) Replacement of the Company's Managing Director;

                  (d) Replacement of the auditors of the Company;

                  (e) Approval of the distribution of dividends by the Company;

                  (f) Loans by the Company or any of its subsidiaries to their directors or officers, or to their relatives or other affiliates, with the exception of employees receiving shares under the trust as set forth in subsection 3.23 hereinabove;

                  (g) Transactions in excess of $20,000 not included in the approved Operating Plan between the Company or its affiliates and their directors, officers and employees or their relatives or other affiliates, with the exception of employees receiving shares under the trust as set forth in subsection 3.23 hereinabove;

                  (h) All material transactions or obligations not contemplated in the budget by the Company or its subsidiaries; and

                  (i) Resolution to enter a new business field unrelated to the present field.

         Notwithstanding anything to the contrary contained herein, in the event that a director is not allowed under a specific section of this Agreement to participate in a board meeting and/or discussion, the majority required will be
(1) 4 out of 5, or (2) 5 out of 7, including only one of the following: the Clal Director, Maritime Director, or Lannet Director.

         7.5 RIGHT OF FIRST REFUSAL FOR IPO. The Company agrees that in the event that the Board of Directors resolves:

                  (a) to initially offer shares of the Company on the Israeli Stock Exchange, then the following will apply:

                           (1) The Company will inform Clal Issuing Ltd. of said
resolution;

                           (2) Clal Issuing Ltd. will have an option for twenty
(20) days as of said notice date by the Company to make a proposal to underwrite the offering (hereinafter, the "Clal Proposal");

                           (3) The Board of Directors will consider the Clal
Proposal and will, in its sole discretion, resolve whether it is acceptable or not;

                           (4) In the event that the Board resolves not to
accept the Clal Proposal, then the Company will be free to negotiate and agree with any underwriter whatsoever; and

                           (5) Within five (5) working days after the written
notice of the Company of the best proposal from the underwriter as in (4) above, Clal will have the option to improve the Clal Proposal to match the underwriter's proposal. In the event that Clal Issuing Ltd. either fails to respond or to match the other proposal, Clal's option under this Section 7.5(a) will terminate and the Board will be free to proceed as it deems fit.

                      (b) In the event that the Board of Directors resolves to initially offer shares of the Company on NASDAQ, with some of the shares intended for the Israeli public, then the following will apply:

                           (1) The Company will inform Clal Issuing Ltd. of said
resolution;

                           (2) The Company will be free to negotiate and agree
with any underwriting house to underwriter the offering, provided that the Company notifies said underwriter that Clal Issuing Ltd. has a right of first refusal concerning the offering of the shares of the Company to the Israeli public.

                  (c) In the event that the Board of Directors resolves to engage a placement agent for a private offering in the Israeli market, and such agent is entitled to a commission in return for his services (whether by form of money or options), then the following will apply:

                           (1) The Company will inform Clal Venture Capital LP
of said resolution;

                           (2) Clal Issuing Ltd. will have an option for ten
(10) days as of said notice date by the Company to make a proposal to head the offering as a placement agent (hereinafter, the "Clal Proposal");

                           (3) Within five (5) working days after the written
notice of the Company of a proposal from another placement agent, Clal and Clal Issuing Ltd. will have the option to improve the Clal Proposal to match the other proposal. In the event that Clal Issuing Ltd. either fails to respond or to match the other proposal, Clal's option under this Section 7.5(c) will terminate and the Board will be free to proceed as it deems fit;

                           (4) The Board of Directors will consider the Clal
Proposal as well as the other proposal(s) and will, in its sole discretion, resolve whether it is acceptable or not; and

                           (5) In the event the Board accepts Clal Issuing
Ltd.'s proposal and Clal Issuing Ltd. acts as the said placement agent, then, notwithstanding anything to the contrary contained herein, the Board, in its sole discretion, by simple majority, will be free thereafter to resolve that the services of Clal Issuing Ltd. as a placement agent are not satisfactory, to terminate such services and to receive such services from any other placement agent without any further rights or obligations with respect to Clal Issuing Ltd. or the Purchasers.

                  (d) It is specifically agreed that:

                           (1) all discussions concerning the identity of
underwriter or placement agent as well as the terms of the offer under Section
7.5 will be without the presence of Clal's appointed director;

                           (2) Clal Venture Capital LP's and Clal Issuing Ltd.'s
rights under Section 7.5 will terminate upon acceptance or rejection by the Board of Directors of the Clal Proposal;


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

                           (3) It is further provided that the rights of Clal
Issuing Ltd., and Clal Venture Capital LP under Section 7.5 shall expire upon a public offering of the Company's shares regardless of Purchaser's percentage of ownership at that time; and

                           (4) For the purposes of this Agreement, the address
of Clal Issuing Ltd. is 5 Druianov Street, Tel-Aviv 63143.


                                    SECTION 8

         For as long as the Purchaser's equity interest in the Company amounts to at least two (2%) percent of the outstanding share capital of the Company therein, and without derogating from any rights conferred upon shareholders, or obligations conferred upon corporations under applicable law, the Company hereby covenants and agrees as follows:

         8.1 PRE-EMPTIVE RIGHTS. If the Company should at any time or from time to time propose to issue and sell New Securities, as defined in subsection 8.1(a), a pro rata portion of such New Securities shall first be offered (as hereinafter provided) to the shareholders of the Company (each of whom shall hereinafter be referred to as "offeree"). For purposes of this Section 8.1, the pro rata portion of each Offeree shall mean a fraction of the New Securities to be issued, of which the aggregate number of shares which are held by the Offeree on the date of the Company's written notification referred to in subsection 8.1(b) below (the "Notice Date") shall be the numerator and the aggregate number of shares held by all the Offerees shall be the denominator. The aforesaid rights of the Offerees shall be subject to the following provisions:

                  (a) "New Securities" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) securities purchased under this Agreement; (ii) securities offered to the public; (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of another corporation or any other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (iv) securities issued to employees, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement approved by the Board of Directors of the Company; or (v) securities issued pursuant to payment of any dividend or distribution with respect to the Company's issued and outstanding capital stock.

                  (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offeree written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same, and offering its pro rata portion thereof to such Offerees at such price and on such terms. Each Offeree shall have twenty-one (21) days from the date of such notice to accept such offer, in whole or in part, by written notice to the Company, that has to be received by the Company during the above mentioned 21 days period. All New

Securities as to which such offers have not been accepted in whole or in part by one or more of the Offerees (of which fact the Company shall give immediate written notice to all other Offerees), shall be re-offered to each of the Offerees who have accepted in full the original offer, and each such Offeree shall have the right, within ten (10) days of the date of such written notice, to purchase the respective pro rata portions of such new Securities, the same to be computed as aforesaid but without regard to the shares held by any Offeree which had not accepted the original offer in full.

                  (c) In the event any Offeree fails to accept such offers, the Company shall have the right to sell within six (6) months or enter into an agreement, to sell such New Securities as to which such offers were not accepted, provided, however, that no such sale be effected at a price or upon terms more favorable to the purchasers thereof than those specified in the Company's notice pursuant to Section 8.1(b).

                  (d) Each of Yehuda Zisapel, Zohar Zisapel and RAD Data Communications Ltd. shall have a right to allocate any unused portion of the New Securities offered to him to the other.

                  (e) The Purchaser shall have the right to allocate any unused portion of the New Securities offered to him to its owners or to a company affiliated to Purchaser, provided that such recipient of shares will join in this Agreement as if it had become a party to it as of the receipt of shares.

                  (f) Notwithstanding anything to the contrary contained herein, Amos Amir, so long as he is the Managing Director of the Company, will be entitled to be an Offeree under this Section 8.1.

                  (g) Each of Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz shall have a right to allocate any unused portion of the New Securities offered to him to the other.

         8.2 REGISTRATION RIGHTS. If the Company should elect to offer any of its securities to the public, the Purchaser and the Present Shareholders shall have registration rights as set forth in EXHIBIT "8.2" attached hereto.

         8.3 RESTRICTIONS. Unless otherwise required by applicable law or under this Agreement, the Company shall not without the approval of at least 75% of the shareholders:

                  (a) amend or repeal any provision of, or add any provision to, the Company's Articles of Association;

                  (b) create any new class or classes of securities of the Company having any preference or priority as to dividends or assets superior to any such preference or priority of the Ordinary Shares, or reclassify any of its existing securities into such superior securities; or

                  (c) approve a merger of the Company with any other entity;

         Without derogating from the first sentence of Section 8, it is further provided that each shareholder's rights under Section 8 (except for 8.2) shall expire upon the initial public offering of the Company's shares, regardless of that shareholder's percentage of ownership at that time.


                                   SECTION 8A

         The Company agrees and undertakes as follows:

         8A.1 BASIC FINANCIAL INFORMATION. The Company will furnish to the Purchaser the following reports certified, when so required herein, by the Company's auditors:

                      (a) As soon as practicable after the end of each calendar quarter, and in any event within forty-five (45) days thereafter, a balance sheet and a profit and loss account and of cash flow (including opening cash, income, expenses and closing cash) of the Company as of the end of such quarterly period, and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, all in reasonable detail, signed by the principal financial or accounting officer of the Company. There shall be appended to such materials a report of the management as to the business of the Company and its activities during the quarter.

                      (b) Not later than forty-five (45) days after the end of each quarter, sales figures, backlog and new orders for such quarter.

         Without derogating from the first sentence of Section 7, it is further provided that the Company will not be required to furnish any information under the provisions of this Section 8A.1 and of Section 8A.2 below subsequent to the initial public offering.

         8A.2 INSURANCE. The Company shall continue to maintain insurance policies similar to those described in Section 3.12 above.

         8A.3 ACCOUNTS AND RECORDS. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         8A.4 PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENTS. The Company will not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered the Company's standard Employment agreement then in force containing proprietary information and non-competition sections to the satisfaction (as to substance and form) of the Company's counsel.

                                    SECTION 9
                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

         Except as set forth in this Section 9, the Present Shareholders and the Purchaser agree not to sell or transfer any of their shares and rights in the Company to a third party. This Section 9 will terminate upon the initial offering of the Company's shares to the public.

         9.1 For the purpose of this Section 9, the shareholders, the Purchaser and the Other Purchasers will be regarded as the following Groups:

                      (a) Zisapel Group - Yehuda Zisapel, Zohar Zisapel, the Trust and RAD Data Communications Ltd.

                      (b)      Clal Group - Clal Venture Capital LP, ECI
                               Telecom Ltd.

                      (c) Finovelec Group - Finovelec, Factory Systemes, Houston Venture Partners Ltd.

                      (d) Capital Group - Zohar Gilon, Avraham Neuman, Yair Tauman, W.S.P. Capital

                      (e) Maritime Group - Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz.

         9.2 Group Members are entitled to transfer shares among themselves for consideration or without consideration without any restrictions.

         9.3 Except as set forth in sections 9.9, 9.10 and 9.11 hereinbelow, any shareholder who shall elect to transfer (hereinafter "Seller") all or part of his shares, not in accordance with subsection 9.2 (hereinafter "Offered Shares") shall offer them first to the other registered shareholders of the Company at that time (hereinafter "Offerees") on a pro rata basis based on their share in the share capital of the Company.

         9.4 In the event any such Offeree fails to exercise his right to purchase his Offered Shares within forty-five (45) days from the date the offer is made, then the Seller shall have the right to offer the Offered Shares to a third party at the same price and upon the same terms of sale as those offered to the other shareholders under section 9.3 and provided that said third party shall undertake all of Seller's obligations under this Agreement. (Such third party to be called hereunder, the "Transferee"). In the event that the shares are not sold to said party within six (6) months as of the offer to such said third party, then Section 9.3 will apply anew.

         9.5 The Board of Directors shall have the right to not approve the transfer of shares to a third party in each of the following events:

         (i)      If the third party is a competitor of the Company;

         (ii) If there is a possibility of conflict of interest between the third party and the Company;

         (iii) For any other reason, in which case such approval shall not be unreasonably withheld.

         9.6 In the event that Yehuda Zisapel and/or Zohar Zisapel and/or RAD will sell more than a total of 25% of their shares in the Company to third parties, then Purchaser will have the right to sell the same portion of Purchaser's shares in the Company under the same terms and conditions (hereinafter, the "Tag Along Right"). Purchaser will inform Zisapel in writing by fax and by confirmation by mail if it intends to exercise its Tag Along Right within ten (10) days after the date of notice by Zisapel to Purchaser. Failure to respond will be deemed as a decision not to Tag Along.

         9.7 This Section 9 will supersede Section 14 of the Inception
Agreement.

         9.8 The terms of the Trust Agreement, EXHIBIT "3.23," will have priority over this Section 9.

         9.9 Finovelec, in its discretion, shall be permitted to freely transfer up to 5% of its shares (at that time) in the Company to up to 6 of Finovelec executives, as well as up to an additional 5% of its shares (at that time) in the Company to IDI (if then an affiliate of Finovelec). Such transfer shall be considered a transfer among the Finovelec Group, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Finovelec's obligations hereunder and will be considered henceforth a member in the Finovelec Group for the purpose of this Section 9.

         9.10 Clal Venture Capital LP is entitled to transfer all of its shares in the Company to its partners, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchaser's obligations hereunder and will be considered henceforth a member in the Clal Group for the purpose of this Section 9.

         9.11 Each of Zohar Gilon, Avraham Neuman and Yair Tauman is entitled, once, to transfer his shares to a company directly under the total control of said person, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchaser's obligations hereunder and will be considered henceforth a member in the Capital Group for the purpose of this Section 9.

                                   SECTION 9A
                                  ANTI-DILUTION

         (a) In the event that any time prior to the earlier of the Closing of the Company's initial public offering or three (3) years from the date of this Agreement, the Company issues or sells any Ordinary Shares to third parties upon a private placement

(excluding Company employees) for consideration per share of less than US $135 (an "Offering"), then prior to said private placement the Purchaser shall be given the option to purchase Ordinary Shares of the Company at par value (NIS 1.- per share), in an amount computed as set forth below.

         (b) The amount of shares to be issued to Purchaser will be computed according to the following table:

------------------------------------- ------------------------------------------
SHARE PRICE AT NEXT PRIVATE PLACEMENT ADDITIONAL SHARES ISSUED TO ALL PURCHASERS
                                          (DISTRIBUTED ON A PRO-RATA BASIS)
------------------------------------- ------------------------------------------
          $134.99 - $101.01                             7,489 *
------------------------------------- ------------------------------------------
            $101. - $50.51                             17,959 *
------------------------------------- ------------------------------------------
           Less than $50.5                             33,642 *
------------------------------------- ------------------------------------------

* The number and price of shares will be adjusted in the event of any restructuring of the Company's share capital.

              (c) Upon the occurrence of each event giving rise to a right pursuant to this Section, the Company will, at its expense, promptly compute the number of Ordinary Shares that each Purchaser is entitled to purchase in accordance with the terms hereof, and furnish to the Purchaser, a notice of such right and the number of shares Purchaser is entitled to.

              (d) Any and all of Purchaser's rights under this Section 9A will terminate within the earliest of: (i) the Closing of the Company's initial public offering or (ii) three (3) years from the date of this Agreement or (iii) upon the first private placement contemplated after the Closing set forth in
Section 9A hereinabove.


                                   SECTION 10
                                  MISCELLANEOUS

         10.1 ARBITRATION. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved between the parties in good faith; however, if these efforts fail, the dispute shall be resolved by arbitration by a sole arbitrator within sixty (60) days. The arbitrator shall be chosen by agreement of the parties hereto. If they fail to so agree within twenty (20) days after a party shall have requested such arbitration, the arbitrator shall be appointed by the Chairman of the Israeli Bar who shall also determine the place of the arbitration proceedings based on the convenience of the parties involved; provided, however, that the arbitrator chosen shall be from the jurisdiction chosen by the above-mentioned Chairman. The arbitrator shall not be bound by any judicial rules of evidence or procedure. The arbitral award shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or for an order of enforcement, as the case may be. The provisions of this Section 10.1 shall apply to all disputes arising in connection with this

Agreement. Each party shall bear its own expenses, subject to the arbitration judgment on the issue of expenses.

         10.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Purchaser and (ii) the Closing.

         10.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party may assign its rights hereunder without the prior written consent of the other parties hereto.

         10.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the parties hereto.

         10.5 NOTICES. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered airmail, transmitted by telex or telecopier, or delivered by hand to the following respective addresses until otherwise directed by notice as aforesaid:

                                  To the Purchaser:

                                  Mr. Zohar Gilon
                                  c/o Capital Holdings Ltd.
                                  2 Yavne Street
                                  Tel Aviv 65791, Israel


                                  To the Company:

                                  RADVISION Ltd.
                                  8 Hanechoshet Street
                                  Tel Aviv 69710, Israel

                                  Attention:  Mr. Amos Amir

provided, however, that notice of change of address shall be effective only upon actual receipt.

         All notices sent by registered mail shall be deemed to have been received within seventy-two (72) hours of posting. If delivered by hand, upon their delivery.

         10.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy upon any breach or default under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or in acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any holder of any provisions or conditions of this Agreement shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

         10.7 WAIVER OF DEFAULT. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

         10.8 RIGHTS; SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall beobliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

         10.9 CONFIDENTIAL INFORMATION. The Purchaser acknowledges that the information received by it and such information which will be received pursuant hereto shall be confidential and is intended for the Purchaser's use only for the purpose of this Agreement, and the Purchaser will not use or allow the use of such confidential information or reproduce, disclose or disseminate such information to any other person (other than the Purchaser's employees or agents having a need to know the contents of such information, and the Purchaser's attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or the Purchaser is required to disclose such information by a governmental body or by judicial order, but only to the persons and the extent so required.

         10.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         10.11 GOVERNING LAW. This Agreement shall be governed exclusively by, and construed solely in accordance with, the laws of the State of Israel.

         10.12 Purchaser and any Transferee under Section 9 are represented by Mr. Zohar Gilon. Notice sent to Mr. Zohar Gilon will be deemed as notice sent to Purchaser and/or any such Transferee. A resolution or request given by Mr. Zohar Gilon to the Company will be deemed as if given by Purchaser and any such Transferee. The

Company will have no obligation to provide information or notice whatsoever except to Mr. Zohar Gilon.

         10.13 Purchaser agrees that the Company will issue to Mr. Eliezer Manor forty-nine (49) shares against payment of their nominal value.

         10.14 Following the Closing, the Company will amend its Memorandum and Articles of Association to reflect this Agreement. The Present shareholders and the Purchasers agree to such amendments.

         10.15 The Company will bear the cost of stamp tax due in connection with the issuance of shares according to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in three (3) original copies, one to the Company, one to the Purchaser and one of the Present Shareholders, as of the date first above-mentioned.

THE COMPANY                            THE PURCHASER
RADVISION LTD.
                                       /s/ ZOHAR GILON
                                       -----------------------------------------
                                       Zohar Gilon


By: /s/ AMOS AMIR                      /s/ AVRAHAM NEUMAN
    ----------------------------       -----------------------------------------
    Amos Amir, Managing Director       Avraham Neuman


                                       /s/ YAIR TAUMAN
                                       -----------------------------------------
                                       Yair Tauman

                                       W.S.P. Capital Investments Ltd.

                                       By: /s/  W.S.P. Capital Investments Ltd.
                                           -------------------------------------

THE PRESENT SHAREHOLDERS:


/s/ YEHUDA ZISAPEL                     /s/ ZOHAR ZISAPEL
--------------------------------       -----------------------------------------
Yehuda Zisapel                         Zohar Zisapel


(inv4-rvs/6)

                                   EXHIBIT "A"

                             SCHEDULE OF EXCEPTIONS
                     Pursuant to Section 3 of the Agreement


1.       LIABILITIES, MONETARY OBLIGATIONS, ENCUMBRANCES AND GUARANTEES

         RADVision' s monetary obligations and liabilities as of December 31, 1994 are as described in its financial report of said date.

2.       LIABILITIES -- ISRAELI TAXATION

          2.1 RADVision has not received final tax assessments from the Israeli tax authorities for the years of its operation.

          2.2 RADVision has not finally determined the extent of its liability in respect of deduction of tax at source regarding shares issued and/or transferred to employees and/or to a trust on behalf of its employees.

3.       ADDITIONAL LIABILITIES -- CLAIMS, ROYALTIES

          3.1 RADVision is obligated to pay various royalties and other payments on sales of its products to the following:

                  3.1.1 Chief Scientist of the Ministry of Industry and Commerce; -- 3% on sales up to a maximum of 150% off approved and paid grant.

                  3.1.2 Bird F -- up to 5% on sales up to a maximum of US$ 554,563 linked to the United States Consumer Price Index ("USCPI"). This amount includes the amount to be paid by Workstation Technologies, Inc. ("WTI") RADVision has a back-to--back agreement with WTI for reimbursement to RADVision of amounts paid by RADVision instead of WTI.

         (see Related Parties, hereafter in this schedule).

          3.2 Other than above, RADVision's liabilities include those incurred in the ordinary course of business.

4. ARRANGEMENTS, LIABILITIES AND UNDERTAKINGS IN MATERIAL AGREEMENTS WITH THIRD PARTIES

         RADVision is a party to the following material contractual arrangements and agreements:

          4.1 Lease Agreement (unsigned) between RADVision Ltd. and RAD Network Devices Ltd. (hereinafter "RND") (an affiliate) for sublease of 415 square meters until August 1995 for a price of NIS 41.55 linked to the Israeli

                  Cost of Living ("C.O.L") Index payable to RND. The premises belong to Atidim Ltd.

         4.2 Cooperation and Project Funding Agreement dated January 27, 1994 by and between RADVision Ltd., Workstation Technologies Inc. and the Bird Foundation.

         4.3 RADVision has an approved credit line totalling US$ 1M at Bank Hapoalim B.M.

5.       AGREEMENTS WITH EMPLOYEES

          5.1 Trust Agreement of January 1, 1995 between Y. and Z. Zisapel, and Y. Zisapel, Z. Zisapel and Amos Amir as trustees, providing for the issue, transfer and holding of shares in RADVision by the said trustees primarily on behalf of employees of the Company and of the RAD-Bynet Group, and also on behalf of Y. and Z. Zisapel.

          5.2 Agreement with several employees under which the said employees joined the Trust Agreement as set out in paragraph
                  5.1 above.

          5.3     Loans to Employees

                  5.3.1 RADVision granted to several of its employees and to two employees of RAD Data Communications Ltd. loans in a total amount of approximately US $71,000 under the Trust Agreement. The above loans are limited to the C.O.L. index and bear annual interest of approximately 1% percent.

                  5.3.2 As of January, 1995, RADVision has not granted any other loans to employees, except as set forth hereinbelow.

                  5.3.3 Loans, as in 5.3.2, if and when given, will be at varying terms which include the payment of interest and/or linkage at either of the following rates:

                           (I)    C.O.L. Linkage + 0.5% monthly interest; or
                           (II)   U.S. $ Linkage + 0.5% monthly interest.

         5.4 Unsigned Agreement with Mr. Amos Amir according to which Mr. Amir, in his capacity as Managing Director of the Company was issued 932 ordinary shares of the Company against US $140,732. The vesting period is four years as of January 1, 1995. Upon the occurrence of certain events prior to December 31, 1998 (hereinafter -- "Termination Event'), then the non-vested shares will be transferred to the Employee's Trust without any consideration therefor. In connection with the purchase of the said shares, on January 1, 1995, the Board approved a loan in the amount of NIS 410,642 to Mr. Amos Amir. The loan is linked to the Cost of Living Index and bears an annual interest rate of 1% (including V.A.T., if applicable, on linkage differences and interest). In the event that the Termination Event occurs prior to the vesting period, then that portion of the loan relating to the non-vested shares (including linkage differences, interest and V,A.T., if applicable) will be cancelled.

6.       RELATED PARTIES

         Yehuda Zisapel and/or Zohar Zisapel own substantial interests in certain companies (including, but not limited to Lannet Data Communications Ltd., RAD Data Communications Ltd., Bynet Data Communications Ltd., RAD Network Devices Ltd., Silicom Ltd., RIT Technologies Ltd., RADCOM Ltd., RUN-RAD Unlimited Networking Ltd., RADNet Ltd., RADView Software Ltd., RADGuard Ltd., RADLinx Ltd. and RADWay International Ltd.). The said companies are customers and/or suppliers of goods and services of RADVision, at commercial terms determined between the parties from time to time. In particular, and without derogating from the generality of the above, the following arrangements exist between the above parties and RADVision.

         6.1 Founders' Agreement between Y. Zisapel, Z. Zisapel and Amos Amir dated January 6, 1992 and Amendment No. 1 dated March 23, 1994.

         6.2 Long-term loan received by RADVision from RAD Data Communications Ltd. further to the Founders' Agreement in the amount of US $630,000. The loan is linked to the C.O.L., with no interest. The loan was to be repaid on a semi-annual basis. As of February 28, 1995, the balance of the loan including linkage differences of about approximately US $707, 000.

                  The loan will be converted into capital on the Closing against an issuance of 3,515 shares.

          6.3 RADVision's insurance policies and the services agreement for services received from the RAD-Bynet Group are connected with those of the RAD-Bynet group for cost-saving and efficiency reasons.

         6.4 Non-Disclosure Agreement dated August 9, 1993 between Lannet Data Communications Ltd. and RADVision Ltd.

         6.5 Agreement dated December 30, 1993 between RADVision Ltd. and Armon Networking Ltd. according to which RADVision will buy certain products from Armon Networking Ltd.

         6.6 Non-Disclosure Agreement between RADVision and Armon Networking Ltd. with respect to December 30, 1993 Agreement set forth in 6.5 hereinabove.

         6.7 Agreement dated March 8, 1995 between the Company, RADLinx Ltd., RIT Ltd., RUN-RAD Unlimited Networking Ltd., RADCOM Ltd., RADGuard Ltd., Armon Networking Ltd., Neurim Pharmaceuticals (1991) Ltd. and RADNet Ltd., according to which damage to a car belonging to either party in excess of US $1500, which is either non-insured or cannot be collected, will be shared by the parties thereto.

         6.8 Agreement dated January 4, 1995 between RADVision Ltd. and RADLinx Ltd. according to which the parties will share their expenses in connection with their respective U.S. subsidiaries, RADVision Inc. and RADLinx Inc.

7.       APPROVED ENTERPRISE

         RADVision has applied for approval of an investment plan by the Investment Center of the Ministry of Industry and Commerce.

8.       CHIEF SCIENTIST APPROVALS

         RADVision has received and applied for further approvals and grants relating to research and development activities from the Chief Scientist of the Ministry of Industry and Commerce dated as follows:

         8.1 Approval no. 16203 dated September 27, 1993 and replaced on January 24, 1994.

         8.2      Approved grant no. 18224 dated June 1, 1994.

         8.3      Approved grant no. 18225 dated September 1, 1994.

         8.4      Approval grant no. 18704 dated September 1, 1994.

                                    EXHIBIT 1


          NAME OF              NO. OF SHARES        INVESTED       SHARES ISSUED       TOTAL NO.        OWNERSHIP
        SHAREHOLDER               PRIOR TO           AMOUNT          AT CLOSING          AFTER            AFTER
                                 INVESTMENT                                             CLOSING          CLOSING
---------------------------    -------------        --------       -------------       ---------        ---------
Yehuda Zisapel                        6,930                                                 6,930       15.34%

Zohar Zisapel                         6,930                                                 6,930       15.34%

Yehuda Zisapel                        5,940                                                 5,940       13.15%
and Zohar Zisapel
(as trustees)

Amos Amir                               932                                                   932       2.06%

RAD Data Communications Ltd.                           710,030                              3,515       7.78%

Zohar Gilon                                             60,600                                300       0.66%

Avraham Newman                                          60,600                                300       0.66%

Yair Tauman                                             60,600                                300       0.66%

W.S.P. Capital Investments                              37,976                                188       0.42%
Ltd.

Lannet Data Communications                             999,900                              4,950       10.95%
Ltd.

Lerosh Investments Ltd.                                 99,900                                495       1.10%

Gevahim Investments House                               20,200                                100       0.22%
Limited Ltd.

Yoav Chelouche                                          49,692                                246       0.54%

Permal Emerging Growth V                               194,930                                965       2.14%
Ltd.

Maritime - Julex Investment                             99,900                                495       1.10%
Ltd.

Shraga Blazer                                            5,050                                 25       0.06%

Eli Luz                                                 30,098                                149       0.33%

Clal Venture Capital LP                                999,900                              4,950       10.95%

ECI Telecom Ltd.                                       499,950                              2,475       5.48%

Eliezer Manor                                                                                  49       0.11%

Finovelec                                              550,046                              2,723       6.03%

Factory Systems                                        250,076                              1,238       2.74%

Houston Venture Partners                               199,980                                990       2.19%
Ltd.
                                -----------       ------------                       ------------       -----
                                     20,732          4,929,608                             45,185       100.0%

                                   EXHIBIT 5.7

To:      Purchaser
         (as defined in the attached Agreement
         dated April 24, 1995)

                                     OPINION

I, the undersigned, as counsel to RADVision Ltd., hereby give my opinion, to the best of my knowledge at this time as follows:

1. ORGANIZATION AND STANDING. RADVision Ltd. ("RADVision") is a company duly organized and existing under the laws of the State of Israel and is in good standing under such laws. RADVision has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted.

2. CAPITALIZATION. The RADVision' s authorized capital is sixty thousand (60,000) Ordinary Shares. The RADVision' s issued capital stock immediately prior to the Closing date shall consist of twenty thousand seven hundred thirty--two (20,732) Ordinary Shares, all of which are duly authorized, validly issued and free of any liens or encumbrances. Out of the issued share capital, thirteen thousand eight hundred sixty (13,860) shares are fully paid and six thousand eight hundred seventy-two (6,872) shares are partially paid. All shares are non--assessable, and to the best of RADVision's knowledge and belief, are beneficially owned by their holders of record. There are no preemptive, conversion or other rights, options, or agreements granted or issued by, or binding upon, RADVision or the shareholders which entitle any person, firm or corporation to purchase or acquire any shares of RADVision's capital stock, except as set forth in this Agreement.

         The rights, restrictions, privileges and preferences with respect to RADVision's shares, as set forth in its Memorandum of Association and Articles of Association, are valid and enforceable. To the best of my knowledge, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from RADVision of any shares of its capital stock, except as stated in its Memorandum and Articles of Association.

3. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. The execution, delivery and performance of the Agreement dated April 24, 1995 between RADVision and the Purchaser (the "Agreement") will not result in any violation of, or be in conflict with or constitute a default under, any applicable law, regulation or order, RADVision's Memorandum of Association or Articles of Association. To the best of my knowledge, the execution, delivery and performance of the Agreement and consummation of the transactions contemplated thereby, will not result in any violation of, or be in conflict with or constitute a default under, any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree or order applicable to RADVision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of RADVision pursuant to any such term.

4. LITIGATION. To the best of my knowledge, there are neither any actions, proceedings nor investigations pending or threatened against RADVision or its assets or properties.

5. EMPLOYMENT AGREEMENTS. The agreements between RADVision and its employees (except for Danny Levin) as referred to in Sections 5.5 and
         5.6 of the Agreement have been duly executed and delivered by, and constitute valid and binding obligations of, all such employees, enforceable by RADVision in accordance with their terms.

6. STATEMENTS AND FACTS. Nothing has come to my attention that would lead me to believe that the Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

                                       /s/ NEHAMA SNEH
                                       ---------------------------
                                       Nehama Sneh
                                       Advocate


Dated:
       ------------------------







(opinion/6)

                                   EXHIBIT 8.2

                               REGISTRATION RIGHTS

         1. INCIDENTAL REGISTRATION. If the Company shall elect to offer any of its securities to the public, it shall give notice to the Purchaser of such intention and shall include in such offering a portion of all shareholders shares equal to the total amount of shares registered, multiplied by an amount derived by dividing the number of Shares held by each shareholder by the total number of shares outstanding at that time. In the event the public offering involves an underwriting, the rights of the shareholders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering.

         2. DEMAND REGISTRATION. At any time commencing one year following the closing of the Company's initial public offering, and for a period of three (3) years thereafter, each group of shareholders as defined in section 9.1 and/or Lannet Data Communications Ltd. shall be entitled to demand one registration of any or all of its shares held at the time of the initial public offering for trading on any securities exchange; PROVIDED, however, that such request must cover Shares representing a market value at the time of such request equal to a minimum of three million Dollars ($3,000,000); and PROVIDED FURTHER, however, that such request may not include Shares which within three months from the date of such request could be sold to the public without restriction, for example pursuant to the provisions of Rule 144 of the Securities and Exchange Commission. Within 20 days after receipt, the Company shall give written notice of such request to the other shareholders and shall include in such registration all Shares held by them with respect to which the Company receives written requests for inclusion therein within 15 days after the receipt of the Company's notice. Thereupon, the Company shall use its best efforts to effect the registration as soon as possible of all Shares (as to which it has received requests for registration) for trading on a securities exchange, where the Shares are then traded, specified in the request for registration. In the event the registration involves an underwriting, the rights of the shareholders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering. Notwithstanding any other provision of this clause 2 of Exhibit 8.2, after the Company has effected one such registrations pursuant to this clause 2, and such registrations have been declared or ordered effective, in the event that the Company shall furnish to such shareholder(s) delivering a request for registration a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, the Company's obligation to use its best efforts to register, qualify or comply under this clause 2 shall be deferred for a period not to exceed 120 days from the date of receipt of such request.

         3. EXPENSES. All expenses incurred in connection with a registration under Section 2 shall be borne by the selling shareholders participating in such registration on a pro rata basis; PROVIDED, however, that the Company shall pay any expenses associated with such registration which the Company would have incurred in the ordinary course of business. All expenses incurred in connection with a registration under Section 1 shall be borne by the Company; PROVIDED, however, that each of the shareholders participating in such registration shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter.


(INV4-RVS/6)
























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